EXHIBIT 99.1

ORION ENGINEERED CARBONS ANNOUNCES ITS 2021 ANNUAL GENERAL MEETING DATE

AND RECORD DATE FOR THE ANNUAL GENERAL MEETING

Houston – February 26, 2021 - Orion Engineered Carbons S.A. (NYSE: OEC), a worldwide supplier of specialty and high-performance carbon black, today announced that it will hold its annual general meeting of shareholders on Thursday, June 24, 2021, at 2:00 P.M. Central European Time at the company’s office, located at 6, Route de Trèves, L-2633 Senningerberg (Municipality of Niederanven), Grand Duchy of Luxembourg. The company also set its record date for the admission of the company’s shareholders to its annual general meeting for April 29, 2021, at 11:59 P.M. Central European Time.

Due to the public health concerns relating to the coronavirus (COVID-19) pandemic, and to protect the health and well-being of our shareholders and employees, the company will also make it possible to attend its annual general meeting virtually and to exercise shareholder rights in advance of the meeting by means of remote communication.

About Orion Engineered Carbons S.A.

Orion is a worldwide supplier of carbon black. We produce a broad range of carbon blacks that include high-performance specialty gas blacks, acetylene blacks, furnace blacks, lamp blacks, thermal blacks and other carbon blacks that tint, colorize and enhance the performance of polymers, plastics, paints and coatings, inks and toners, textile fibers, adhesives and sealants, tires, and mechanical rubber goods such as automotive belts and hoses. Orion operates 14 global production sites and has approximately 1,425 employees worldwide. For more information, please visit our website www.orioncarbons.com.